Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of June 12, 2013 (the “Effective Date”) between Response Genetics, Inc., a Delaware Corporation (the “Company”) and Kevin R. Harris (“Executive”).

WHEREAS, Executive has served as Interim Chief Financial Officer of the Company since August 20, 2012; and

WHEREAS, Executive and the Company desire to enter into this Agreement.

In consideration of the promises and mutual covenants set forth below, the parties agree as follows:

1. Duties.

1.1 Executive shall serve as Vice President and Chief Financial Officer of the Company and shall have all such authority, duties and responsibilities as are consistent with such position and shall perform such other duties and responsibilities on behalf of the Company as reasonably may be assigned to Executive by his immediate supervisor, the Chief Executive Officer and/or the Company’s Board of Directors (“Board”).

1.2 It is understood that Executive shall devote substantially all of his time to his duties and responsibilities as Vice President and Chief Financial Officer of the Company. Executive agrees to use his best efforts and devote his time, attention, skill and efforts to rendering his services to further the best interests and welfare of the Company.

1.3 The parties acknowledge that the Company’s main offices, today, are located in Los Angeles, California, which is Executive's principal place of employment. Executive acknowledges that he may be required to travel in connection with his employment.

1.4 Extracurricular Activities. It is recognized that participation by Executive in various professional, governmental, civic, charitable, educational and cultural activities, other than those conducted by the Company, benefits the Company's public image and Executive shall be free to engage in such reasonable activities, provided that such activities do not conflict or otherwise compete with activities conducted by the Company. Any such activities of significance shall be reported by Executive to his immediate supervisor, the Company’s Chief Executive Officer and the Board.

2. Term.

2.1 The term of Executive’s employment hereunder shall commence on the Effective Date and shall end on June 11, 2014 (the “Initial Term”), unless earlier terminated as provided in Section 4 hereof; provided, however, that, unless earlier terminated as provided in Section 4 hereof, the Initial Term shall automatically be extended for one additional year (the “Renewal Term”), and on each subsequent anniversary, the Renewal Term shall be extended for one additional year (the period consisting of the Initial Term and the Renewal Term (including extensions thereof) being referred to as the “Employment Period”), unless at least sixty (60) days prior to the applicable anniversary date, the Company or Executive shall have given written notice to the other not to extend the Employment Period. Nothing in this Section 2 shall limit the right of the Company or Executive to terminate Executive's employment hereunder on the terms and conditions set forth in Section 4 hereof.

3. Compensation and Benefits.

3.1 Base Salary. During the Employment Period, Executive shall be paid an annual base salary of $264,000 (“Base Salary"). The Base Salary shall be payable in accordance with the Company’s normal payroll practices.

3.2 Bonus. With respect to each fiscal year or portion of a fiscal year of the Company ending during the Term, Executive shall be eligible to receive an annual incentive bonus (“Annual Bonus”) as determined by the Chief Executive Officer and approved by the Compensation Committee of up to 35% of Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus payable being based upon the Company’s achievement of performance goals, as determined by the Chief Executive Officer and approved by the Board, and Executive’s achievement of individual performance objectives for such fiscal year, as reasonably determined by the Company and communicated to Executive. Any earned Annual Bonus shall be paid to Executive pursuant to the terms of the applicable incentive plan provided that Executive is employed with the Company at the time such bonus is paid. Notwithstanding Section 4.6 of this Agreement, Executive’s 2013 Annual Bonus shall not be pro-rated, and shall be determined on the basis that Executive has been employed with the Company since January 1, 2013 provided that Executive is employed with the Company as of December 31, 2013 and is also employed with the Company at the time such bonus is paid.

3.3 Benefits. During the Employment Period, Executive shall be eligible to participate in employee benefit plans that are made available generally to the Company’s employees including paying any deductibles or premiums on such benefit plans that other employees pay for such plans.

3.4 Equity Awards. Upon joining the Company, Executive shall receive

100,000 shares of Stock options vesting monthly over 48 months and subject to the terms and conditions of such plans and any award agreement between the Company and Executive evidencing such awards.

Executive shall be eligible to participate in the equity-based incentive plans of the Company and may receive awards thereunder, as determined by the Chief Executive Officer and approved by the Compensation Committee from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Executive evidencing such awards.

3.5 Business Expenses. The Company shall pay or reimburse Executive for ordinary and necessary reasonable expenses which Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the Company's expense reimbursement policy.

3.6 Paid Time Off. During the Employment Period, Executive shall accrue paid time off days per year, which shall accrue in accordance with the current policies made available to employees of the Company. Such paid time off shall be taken at such times and intervals as shall be requested by Executive, subject to the business needs of the Company.

4. Termination of Employment.

4.1 General. Executive’s employment hereunder shall terminate during the Employment Period upon any of the following: (a) Executive's death; (b) a termination by the Company for Disability, defined for purposes of this Agreement as Executive's inability to perform the essential functions of his position, with or without reasonable accommodation, for four (4) consecutive months; (c) termination by the Company with or without Cause; and (d) a non-renewal of the Employment Period in accordance with Section 2.

4.2 Notice of Termination. Any purported termination of Executive’s employment (other than termination due to Executive’s death) shall be communicated by written Notice of Termination delivered to the other party hereto in accordance with Section 11 hereof.

4.3 Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the following: (a) if Executive's employment is terminated by Executive's death, the date of Executive's death; (b) if Executive's employment is terminated by the Company for Disability, thirty (30) days after the Notice of Termination is given; (c) if Executive’s employment is terminated with Cause, the date specified in the Notice of Termination (but no earlier than the date such Notice of Termination is given); and (d) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which date shall not be earlier than the date such Notice of Termination is given)).

4.4 Compensation Upon Termination During the Employment Period. For purposes of this Agreement, “Accrued Obligations” shall mean: (a) Executive’s Base Salary earned but not paid prior to the Date of Termination, which shall be paid on the Date of Termination; (b) all benefits to which Executive is entitled under the terms of the Company's benefit plans, programs, or arrangements in which he participates, other than severance plans, programs, or arrangements, as in effect immediately prior to the Date of Termination, payable in accordance with the terms of such plans, programs, or arrangements; (c) any paid time off earned but not used through the Date of Termination, which shall be paid on the Date of Termination; and (d) any business expenses and travel expenses that are reimbursable under this Agreement or otherwise that have been incurred by Executive but unreimbursed by the Date of Termination, subject to the submission of any required substantiation and documentation as specified pursuant to the Agreement. For the avoidance of doubt, Accrued Obligations shall not include any unpaid Annual Bonus or any other awards under a retention and/or performance bonus or incentive plans.

4.5 Termination by the Company with Cause or due to Non-Renewal of Employment Period or by Reason of Death or Disability. If Executive’s employment hereunder is terminated during the Employment Period (a) by the Company with Cause, (b) by reason of Disability, (c) by reason of Executive’s death, or (d) as a result of the non-renewal of the Employment Period, then Executive shall be entitled to receive only the Accrued Obligations. For purposes of this Agreement only, “Cause” shall mean (a) engaging in dishonesty or misconduct that is injurious to the Company; (b) Executive’s conviction of, or pleas of no lo contendere to, any felony or crime involving moral turpitude, material fraud or embezzlement of the Company’s property or a charge or indictment of any other felony; or (c) Executive's breach of any material terms of this Agreement.

4.6 Termination by Company without Cause. If Executive’s employment hereunder is terminated during the Employment Period by the Company without Cause, Executive will receive the Accrued Obligations and within ten (10) days following Executive's execution and delivery of the Release of Claims (defined below), Executive will be entitled to receive a severance benefit of four (4) months of Executive’s then-current Base Salary payable either in a lump sum or in installments, as determined by the Company in its sole discretion; provided, however, that if Executive is terminated by the Company without Cause within the twenty four (24) month period following a Change of Control, Executive will receive the Accrued Obligations and within ten (10) days following Executive's execution and delivery of the Release of Claims (defined below), Executive will be entitled to receive a severance benefit of nine (9) months of Executive’s then-current Base Salary, plus one times Executive's prorated Target Annual Bonus as of such termination date, payable either in a lump sum or in installments, as determined by the Company in its sole discretion.

4.7 No Further Benefits. Except as otherwise provided in this Agreement, Executive acknowledges that the amounts payable and the benefits provided pursuant to Section 4 hereof are the exclusive items in the nature of salary, bonus, benefits, and perquisites to which Executive is entitled in connection with the termination of his employment for any reason.

4.8 Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 4.6 other than the Accrued Obligations (collectively, the "Severance Benefits'') shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of a general release of claims against the Company, as well as its current and former employees, agents, successors and assigns, as well as any company controlled by, controlling, or under common control with the Company (“Affiliated Company”), prepared by the Company's counsel (“Release of Claims”) which may include any terms or conditions that the Company may reasonably wish to include to protect the Company and any Affiliated Company including non-disparagement and confidentiality provisions within sixty (60) days following the date of Executive's Date of Termination .. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes a Nonqualified Deferred Compensation Plan, as defined below, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

5. Change of Control.

5.1 Upon a Change of Control during the Employment Period, Executive shall immediately become fully vested, and have a non-forfeitable right to any previously granted equity-based compensation awards, as if all specified performance objectives and other conditions had been fully attained unless such equity-based compensation award has otherwise expired or been terminated pursuant to its terms or the terms of the applicable Company plan pursuant to which it was issued including the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”). If Executive is terminated by the Company without Cause or if Executive resigns from employment as a result of a material reduction of Executive’s compensation (including benefits) within the twenty four (24) month period following a Change of Control at which Change of Control occurrence Executive is an employee of the Company, Executive shall immediately become fully vested, and have a non-forfeitable right to, any previously granted equity-based compensation awards that are not yet vested, as if all specified performance objectives and other conditions had been fully attained.

5.2 For purposes of this Agreement, “'Change of Control” shall mean:

5.2.1 Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates (as such term is defined in the Plan) or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or;

5.2.2 Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

5.2.3 Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

6. Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments shall be reduced, but only to the extent necessary so that no portion of the Payments (after reduction) are subject to the Excise Tax. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final.

7. Covenants.

7.1 Confidential Information. During the Employment Period and the five (5) year period immediately following the Date of Termination, Executive shall hold all Confidential Information in strictest confidence and shall not use or disclose such Confidential Information, or cause it to be used or disclosed, other than as required in performance of Executive’s duties on behalf of the Company or unless first specifically authorized in writing by Company to Executive. In the event that Executive is required by law to disclose any Confidential Information, Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance, at the Company’s cost and expense, in obtaining an order to protect the Confidential Information from public disclosure. For purposes of this Agreement, “Confidential Information” shall mean any information about the Company and all of its Affiliated Companies, including methods of operation, customer lists, products, prices, fees, costs, research and development, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, and other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

7.2 Noncompetition/Nonsolicitation. Executive recognizes the benefits derived by him from his employment or engagement by the Company and that the continuation of such benefits is dependent upon the continued success of the Company which, in turn, is dependent in part upon the preservation of the Company's relationships with its clients. Executive believes it to be in his own best interests and in the best interests of the Company, its stockholders, and its other employees to preserve the Company’s relationships with its clients. In consideration of the foregoing and of the mutual promises and covenants contained herein, Executive hereby agrees as follows:

7.2.1 During the Employment Period, Executive shall use his best efforts to promote the interests of the Company and shall not engage, directly or indirectly, in any business competitive with the business of the Company, or its subsidiaries, if any.

7.2.2 During the Employment Period, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, (a) solicit, accept any business from, or perform any services for any account which is or was a client of the Company; (b) cause or induce or attempt to cause or induce any client to withdraw any business from the Company; or (c) solicit or accept from any prospective client of the Company any business or service which was solicited on behalf of the Company by Executive or otherwise misappropriate any business opportunity of the Company for his own benefit. Executive agrees further not to engage during the one (1) year period following any termination of employment in any such activities prohibited by this paragraph to the extent that any activity would involve the use of Confidential Information or trade secrets of the Company.

7.2.3 During the Employment Period and for the one (1) year period following any termination thereof, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, cause or induce or attempt to cause or induce any employee of the Company to terminate his employment with the Company, or advise or recommend to any other person that he employ or solicit for employment any person who is, or was within the six (6) month period prior to the Date of Termination, an employee or other service provider of the Company, or its subsidiaries, if any.

7.2.4 Notwithstanding any provision contained herein to the contrary, it is understood that Executive shall have the right and privilege at any time to invest in any competitive enterprise or business whose capital stock is listed on a national securities exchange in the United States or is traded on the Nasdaq stock market, provided the total direct and indirect investment of Executive, Executive’s spouse and dependents, represents not more than two percent (2%) of the total capital stock of such enterprise. Nothing contained herein shall prohibit or restrict Executive from investing in any non-competitive enterprise or business.

7.3 Except to the extent materially conflicting with this Agreement, Executive agrees that he shall abide by, and shall conduct business in accordance with and subject to, all applicable policies and procedures of the Company, including all employee and ethical policies of the Company, and all client conflict-of-interest policies applicable to the Company or its subsidiaries generally, as such policies may exist from time to time. Executive also understands and agrees that the business and affairs of the Company shall be conducted in accordance with the Company’s Corporate Policies and strict legal and ethical standards including, without limitation, compliance with all commercial, tax, labor, and other laws (including the U.S. Foreign Corrupt Practices Act).

8. Indemnification. The Company shall indemnify Executive and hold Executive harmless from any and all claims arising from or related to Executive’s performance of his duties hereunder to the fullest extent permitted by applicable law and/or the Company’s Directors and Officers Liability Insurance.

9. Tax Withholding; Section 409A. Any payments or benefits provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which Executive has agreed. Notwithstanding any other provision of this Agreement to the contrary, the following shall apply:

9.1 In the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any amount or that constitutes a Nonqualified Deferred Compensation Plan (within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-l(a)) that would otherwise be payable or provided during the six-month period immediately following the Date of Termination shall instead be paid or provided on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code.

9.2 To the extent required by Code Section 409A, any payment or benefits otherwise due to Executive upon his termination of employment with the Company that constitutes a Nonqualified Deferred Compensation Plan that shall not be made until and unless such termination from employment constitutes a “separation from service” as such term is defined under Code Section 409A. This provision shall have no effect on payments or benefits otherwise due or payable to Executive or on his behalf, which are not on account of his termination from employment with the Company or as a result of his death.

10. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or email or fax, followed by a confirmatory mailed copy of the same by first class mail, postage prepaid, or sent by reputable international overnight courier, addressed to the address set forth below for each party, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Response Genetics, Inc.

1640 Marengo St., 6th Floor

Los Angeles, California 90033

Attention: General Counsel

To Executive:

Kevin R. Harris

P.O. Box 492105

Los Angeles, California 90049

11. Entire Agreement; Modification. Except as specifically provided herein, this Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by any party; provided, however, that any equity award agreements or proprietary information or confidentiality agreements previously signed by Executive remain in full force and effect. This Agreement may only be modified in a writing signed by Executive and a duly authorized officer of the Company.

12. Assignment; Successors. This Agreement will bind and inure to the benefit of and be enforceable by the Company and its respective successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided, however, that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement will not be assignable or delegable (except by will or the laws of descent and distribution); provided further, however, the Company may assign this Agreement to, and all rights hereunder will inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives.

13. Applicable Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of California, without reference to its conflict-of-law rules.

14. Waiver. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically and expressly states that it is to be construed as a continuing waiver.

15. Headings. Captions and Section headings in this Agreement are provided merely for convenience and shall not affect the interpretation of any of the provisions herein.

16. Survival. The obligations of the Company and Executive under this Agreement which by their nature may require either partial or total performance after the termination of the Employment Period shall survive such termination.

17. Severability. In the event any provision of this agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

18. Counterparts. This Agreement may be executed in several counterparts (including .PDF and facsimile copies), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. EACH PARTY HAS HAD THE OPPORTUNITY TO SEEK AND CONSULT WITH ITS OWN COUNSEL REGARDING THIS AGREEMENT PRIOR TO EXECUTION THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

RESPONSE GENETICS, INC.

By:	/s/Thomas A. Bologna
Name: Thomas A. Bologna
Title: Chairman & Chief Executive Officer

By:	/s/Kevin R. Harris
Kevin R. Harris